Exhibit 10.1

Execution Version

SERIES A SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

THE PURCHASERS LISTED ON SCHEDULE I HERETO

AND

PLBY Group, inc.

DATED AS OF May 13, 2022

TABLE OF CONTENTS

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LIST OF SCHEDULES

SCHEDULE I	List of Purchasers

LIST OF EXHIBITS

EXHIBIT A	Series A Certificate of Designation
EXHIBIT B	Ownership of Issuer Securities
EXHIBIT C	Solvency Certificate

iii

SERIES A SECURITIES PURCHASE AGREEMENT

This SERIES A SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 13, 2022, is made by and between the Purchasers named in Schedule I hereto (the “Purchasers”) and PLBY Group, Inc., a Delaware corporation (the “Issuer” and, together with the Purchasers and any Affiliated Transferee that becomes a party to this Agreement, the “Parties”).

PRELIMINARY STATEMENTS

A.            Beginning on the date of this Agreement, the Issuer may deliver a notice to the Purchasers (the “Initial Draw Notice”) requesting that the Purchasers purchase 25,000 authorized but unissued shares of non-convertible Series A Preferred Stock, par value $0.0001 per share, with an initial Stated Value of $1,000.00 per share (the “Series A Preferred Shares”), on the terms and subject to the conditions set forth in this Agreement, at a price per Preferred Share equal to the Purchase Price (as defined below) (the “Initial Purchase”). Thereafter, at any time until the expiration of the Delayed Draw Period (as defined herein), and from time to time, the Issuer may deliver a notice to the Purchasers (a “Delayed Draw Notice”) requesting that the Purchasers purchase up to 25,000 Series A Preferred Shares (the “Subsequent Commitment”) in increments of not less than 5,000 Preferred Shares or such lesser amount if less than 5,000 Preferred Shares remains of the Subsequent Commitment (each, a “Subsequent Purchase”), at a price per Preferred Share equal to the Purchase Price. The Initial Purchase shall be consummated (the “Initial Closing”) and any Subsequent Purchase shall be consummated (a “Subsequent Closing” and, together with the Initial Closing, each, a “Closing”) on a Business Day specified in the Initial Draw Notice or Delayed Draw Notice, as applicable, occurring not less than five Business Days after the date of such notice (unless, at the election of the Company such Initial Closing occurs on May 16, 2022), subject to the terms and conditions of this Agreement.

B.            The Purchasers agree, jointly and severally, in the respective percentages set forth in Schedule I hereto, to (x) purchase 25,000 Shares at the Initial Closing and (y) at any Subsequent Closing, purchase the Series A Preferred Shares in the respective amounts as set forth in the applicable Delayed Draw Notice, and to complete a Closing on the date specified in such Initial Draw Notice (unless, at the election of the Company such Initial Closing occurs on May 16, 2022) or Delayed Draw Notice, as applicable and the Issuer hereby agrees to issue and sell to the Purchasers, at each Closing, the Series A Preferred Shares on the terms and subject to the conditions set forth in this Agreement and in the Initial Draw Notice (unless, at the election of the Company such Initial Closing occurs on May 16, 2022) or any Delayed Draw Notice, as applicable.

C.            The terms of the Series A Preferred Shares are set forth in the Series A Certificate of Designation, attached here to as Exhibit A.

The Parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF SECURITIES

Section 1.1            Sale and Purchase of Securities.

(a)            Sale and Purchase. Subject to all of the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and other agreements set forth herein,

(i) at the Initial Closing, (x) the Issuer will issue and sell to the Purchasers the Series A Preferred Shares in connection with the Initial Purchase for $1,000.00 per Series A Preferred Share, representing 100.00% of the initial Stated Value of each Series A Preferred Share (the “Purchase Price”), and in aggregate, an amount equal to $25,000,000.00 and (y) each Purchaser will, severally and not jointly, purchase such number of Series A Preferred Shares and pay the portion of the Purchase Price in accordance with the respective percentages set forth in Schedule I hereto, by wire transfer in immediately available funds;

(ii) at each Subsequent Closing, (x) the Issuer will issue and sell to the Purchasers such amount of Series A Preferred Shares as set forth in the applicable Delayed Draw Notice, at the Purchase Price and (y) each Purchaser will, severally and not jointly, purchase such number of Series A Preferred Shares and pay the portion of the Purchase Price in accordance with the respective percentages set forth in Schedule I hereto, by wire transfer in immediately available funds.

(b)            Series A Preferred Shares. The Series A Preferred Shares will (i) be issued at each Closing to the Purchasers fully paid, non-assessable and free and clear of any Liens (other than restrictions on transfer set forth in the Series A Certificate of Designation or under applicable securities laws), (ii) be registered to the Purchasers in the Issuer’s stock records, in the amounts purchased by the Purchasers, and (iii) have the designations, rights, preferences, powers, restrictions and limitations set forth in the Series A Certificate of Designation, attached hereto as Exhibit A.

(c)            Certificates. The Board of Directors of the Issuer has determined by resolution that shares of Series A Preferred Shares will not be represented by certificates and will be uncertificated shares.

Section 1.2            Closing. Each Closing will take place remotely via the exchange of signatures, at such time set forth in the applicable Initial Draw Notice (unless, at the election of the Company such Initial Closing occurs on May 16, 2022) or Delayed Draw Notice.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to the Purchasers as of the date hereof and on each Subsequent Closing that:

Section 2.1            Capitalization.

(a)            As of the date of this Agreement (after giving effect to the filing and effectiveness of the Series A Certificate of Designation with the Secretary of State of the State of Delaware (the “Delaware Secretary”)), the authorized capital stock of the Issuer will consist of (i) 5,000,000 shares of Preferred Stock, par value $0.0001 per share, (ii) 50,000 Series A Preferred Shares and (iii) 150,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”). As of the date hereof, 45,221,175 shares of Common Stock will be issued and outstanding.

(b)            When issued and sold against receipt of the consideration therefor, the Series A Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (other than restrictions on transfer set forth in the Series A Certificate of Designation or under applicable securities laws).

Section 2.2            Private Offering; No General Solicitation.

(a)            Assuming the accuracy of the representations and warranties of the Purchasers set forth in ARTICLE III, it is not necessary in connection with the issue of the Series A Preferred Shares to the Purchasers in the manner contemplated by this Agreement, to register the Series A Preferred Shares under the Securities Act.

(b)            None of the Issuer or its Affiliates or any Person acting on any of their behalf (other than the Purchasers and their respective Affiliates, as to whom the Issuer makes no representation or warranty) directly or indirectly, has offered, sold or solicited any offer to buy, and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issue of the Series A Preferred Shares (other than any issuance of Series A Preferred Shares on any Closing Date). None of the Issuer or its Affiliates or any Person acting on any of their behalf (other than the Purchasers and their respective assignees, as to whom the Issuer makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D or in any matter involving a public offering within the meaning of Section 4(a)(2) of the Securities Act) in connection with the offering of the Series A Preferred Shares.

(c)            The Series A Preferred Shares will not, on the date they are issued, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

Section 2.3            Organization. Each Group Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Group Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 2.4            Authorization; No Conflict. The Issuer is duly authorized to execute and deliver the Preferred Agreements, and the Issuer is duly authorized to perform its obligations under the Preferred Agreements. The execution, delivery and performance by the Issuer of this Agreement does not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), or (b) conflict with (i) any provision of applicable law in any material respects, (ii) the charter, by-laws or other organizational documents of any Group Party, or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Group Party or any of their respective properties, except in the case of this clause (iii), for such conflicts that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 2.5            Validity; Binding Nature. This Agreement is the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

Section 2.6            Financial Statements.

(a)            The Issuer has filed or furnished, as applicable, all forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act since January 1, 2022 (collectively, the “Issuer Reports”).

(b)            As of its respective date, and, if amended, as of the date of the last such amendment, each Issuer Report complied in all material respects as to form with the applicable requirements of the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Issuer Report. As of its respective date, and, if amended, as of the date of the last such amendment, and, except to the extent that information contained in any Issuer Report has been revised or superseded by a later filed Issuer Report filed and made publicly available prior to the date of this Agreement, no Issuer Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c)            Each of the consolidated statements of financial position, and the related consolidated statements of income, changes in equity and cash flows, included in the Issuer Reports filed with the SEC under the Securities Act or Exchange Act, as applicable, (A) have been prepared from, and are in accordance with, the books and records of the Issuer and its subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Issuer and its subsidiaries as of the dates shown and the results of the consolidated operations, changes in equity and cash flows of the Issuer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, and (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure.

Section 2.7            Litigation. Except as disclosed in the reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect, and neither the Issuer nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 2.8            Ownership of Property. Each Group Party has good title to each of the properties and assets material to its business, and all such properties and assets are free and clear of Liens except Permitted Liens (as defined in the Senior Credit Agreement) and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 2.9            ERISA. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            the Issuer, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan.

(b)            each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Issuer, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.

(c)            no liability under Title IV of ERISA with respect to any Pension Plan has been or is reasonably expected to be incurred by the Issuer, any of its Subsidiaries or any of their ERISA Affiliates.

(d)            no ERISA Event has occurred or is reasonably expected to occur.

(e)            the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Issuer, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.

(f)            as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the Issuer, its Subsidiaries and their respective ERISA Affiliates do not have any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), based on information available pursuant to Section 4221(e) of ERISA.

(g)            each Foreign Plan which is required under all applicable laws, rules, regulations and orders of any Governmental Authority to be funded satisfies in all material respects any applicable funding standard under all applicable laws, rules, regulations and orders of any Governmental Authority.

Section 2.10          Investment Company Act. No Group Party is an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the Investment Company Act of 1940, and neither the sale of the Series A Preferred Shares, nor the application of the proceeds or repayment thereof by the Group Parties, nor the consummation of the other transactions contemplated hereby, will require any Group Party or any other Group Party to register as an “investment company” under the Investment Company Act of 1940.

Section 2.11          Federal Reserve Regulations. No Group Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Section 2.12          Taxes, Etc. All Tax returns and reports of the Issuer and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable, and all other taxes, assessments, fees and other governmental charges upon any of the Issuer and its Subsidiaries and upon any of their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except in each case to the extent that the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect. Except for Tax assessments that would not reasonably be expected to have a Material Adverse Effect, there is no proposed Tax assessment in writing against the Issuer or any of its Subsidiaries which is not being actively contested by the Issuer or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 2.13          Solvency. Both before and after giving effect to the sale of Series A Preferred Shares, the disbursement of the proceeds of such sale, the use of the proceeds of all sales and the payment of all transaction costs in connection with the foregoing, the Issuer and its Subsidiaries, on a consolidated basis, are Solvent.

Section 2.14          Environmental Laws. Neither the Issuer nor any of its Subsidiaries nor any of their respective Facilities (including any facilities of any of their predecessors) or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Issuer nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Issuer’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Issuer or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries nor, to the Issuer’s knowledge, any predecessor of the Issuer or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (including any facilities of any of their predecessors), and none of the Issuer’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Issuer or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 2.15          Intellectual Property. each of the Issuer and its Subsidiaries owns or licenses or otherwise has the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights (in each case as defined in the Senior Credit Agreement) that are reasonably necessary in all material respects for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, and all such Intellectual Property is subsisting and, to the knowledge of such party, valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any of the Issuer or its Subsidiaries, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any of the Issuer or its Subsidiaries infringes any Patent, Trademark, service mark, trade name, Copyright, license or other Intellectual Property owned by any other Person in any material respect, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Issuer, threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.16          Labor Matters. Neither the Issuer nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending or, to the knowledge of the Issuer, threatened against the Issuer or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement to which the Issuer or any of its Subsidiaries is a party is pending or, to the knowledge of the Issuer, threatened against the Issuer or any of its Subsidiaries, (b) no strike or work stoppage in existence or, to the knowledge of the Issuer, threatened involving the Issuer or any of its Subsidiaries, and (c) to the knowledge of the Issuer, no union representation question existing with respect to the employees of the Issuer or any of its Subsidiaries and, to the knowledge of the Issuer, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) as is not reasonably likely to have a Material Adverse Effect.

Section 2.17          Compliance with Laws.

(a)            Generally. Each of the Issuer and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Issuer or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Group Party (i) is in violation in any material respect of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Group Party (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. No part of the proceeds of the sale of any Series A Preferred Shares will be used for any payments to any Governmental Authority or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. The Issuer has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Group Parties are and will continue to be in compliance with all applicable current and future Anti-Terrorism Laws and U.S. economic sanctions laws.

(c)            Anti-Corruption Laws, Etc.

(i)            Since January 1, 2022, there has been no action taken by any Group Party or, to the knowledge of the Issuer, any officer, director, or employee, or any agent, representative, sales intermediary, or other third party of any Group Party, in each case, acting on behalf of any Group Party in violation of any applicable Anti-Corruption Law. Since January 1, 2022, none of the Group Parties has been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Issuer, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any Executive Officer of the Issuer, threatened against or affecting the Group Parties or any of their Subsidiaries related to any applicable Anti-Corruption Law, before or by any Governmental Authority. Since January 1, 2022, none of the Group Parties has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. Since January 1, 2022, none of the Group Parties has received any written notice, request or citation for any actual or potential noncompliance in any material respect with any of the foregoing.

(ii)           To the actual knowledge of the Group Parties after making due inquiry, none of the Group Parties has, since January 1, 2022, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (1) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (2) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (3) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.

(d)            Foreign Assets Control Regulations and Anti-Money Laundering. Each Group Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Group Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Preferred Agreement would be prohibited under U.S. law. None of the Group Parties has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in any country that is subject to U.S. economic sanctions laws.

Section 2.18          No Material Adverse Changes. Since December 31, 2021, there has been no change, event, occurrence, effect, fact, circumstance or condition that has had or would reasonably be expected to have a Material Adverse Effect.

Section 2.19         Brokerage. There are no broker fees payable by or on behalf of the Issuer or its Subsidiaries in connection with the sale of the Series A Preferred Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser severally, and not jointly, represents and warrants to the Issuer as of the date hereof that:

Section 3.1            Existence, Qualification and Power; Compliance with Laws. Such Purchaser,

(a)            if an entity, is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction);

(b)            has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Preferred Agreements;

(c)            if an entity, is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and

(d)            is in compliance with all applicable Laws, writs, injunctions and orders;

except in each case, other than with respect to clauses (a) and (b)(ii), to the extent that failure to do so would not reasonably be expected to result in a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 3.2            Authorization; No Contravention.

(a)            If such Purchaser is an entity, the execution, delivery and performance by such Purchaser has been duly authorized by all necessary corporate, limited liability, partnership or other organizational action of such Purchaser.

(b)            The execution, delivery and performance by the Issuer of this Agreement will not, if such Purchaser is an entity, contravene the terms of any of its Organizational Documents.

Section 3.3            Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Purchaser of this Agreement or any other Preferred Agreement, except for,

(a)            the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect; and

(b)            those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 3.4            Binding Effect. This Agreement has been duly executed and delivered by such Purchaser. This Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3.5            Investment Matters.

(a)            Such Purchaser is, and was at the time such Purchaser was offered the Series A Preferred Shares, (i) a qualified institutional buyer (within the meaning of Rule 144A(a)(1) under the Securities Act), (ii) an institutional accredited investor (as such term is defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D) or (iii) a non-U.S. Person (as such term is defined in Regulation S) and will not acquire the Series A Preferred Shares for the account or benefit of any U.S. Person (as such term is defined in Regulation S).

(b)            Such Purchaser is acquiring the Series A Preferred Shares for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act.

(c)            Such Purchaser understands that (i) the Series A Preferred Shares have not been registered under the Securities Act and the Series A Preferred Shares are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and (ii) all or any part of the Series A Preferred Shares may not be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state Laws.

(d)           Such Purchaser understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (“Rule 144”) (the provisions of which are known to such Purchaser) depends on the satisfaction of various conditions, which may not be satisfied, and that, if satisfied, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser understands that no public market now exists for the Series A Preferred Shares, and that the Issuer has made no assurances that a public market will ever exist for the Series A Preferred Shares.

(e)           Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to such Purchaser, except as otherwise expressly provided for in this Agreement.

(f)            No portion of the funds or assets that will be used by such Purchaser to pay its respective portion of the Purchase Price or to acquire or hold the Series A Preferred Shares, constitute or will constitute the assets of any (i) employee benefit plan subject to Title I of ERISA, (ii) plan described in and subject to Section 4975 of the IRC (each such employee benefit plan and plan described in clauses (i) and (ii) referred to herein as an “ERISA Plan”), (iii) plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the IRC that could cause the underlying assets of the Issuer to be treated as assets of such plan, account or arrangement (a “ Similar Law Plan”) or (iv) entity whose underlying assets are deemed to include “plan assets” of any such ERISA Plan or Similar Law Plan pursuant to Section 3(42) of ERISA and any regulations that may be promulgated thereunder or otherwise.

(g)           Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Series A Preferred Shares and has so evaluated the merits and risks of such investment. Such Purchaser understands that it must bear the economic risk of its investment in the Series A Preferred Shares indefinitely and is able to bear such risk and is able to afford a complete loss of such investment.

(h)           Such Purchaser acknowledges that it has reviewed all materials such Purchaser deemed necessary for the purpose of making an investment decision with respect to the Series A Preferred Shares, including information regarding the Transactions, and such Purchaser has evaluated the risks of investing in the Series A Preferred Shares and understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for such Purchaser. Such Purchaser has had a reasonable opportunity to ask questions of and receive answers concerning the Group Parties and all such questions have been answered to such Purchaser’s satisfaction. The determination of such Purchaser to acquire any Series A Preferred Shares pursuant to this Agreement has been made by such Purchaser independent of any such answers given or other statements made by the Group Companies and their respective Affiliates and representatives.

(i)            Such Purchaser has had the opportunity to consult with its own tax and other advisors with respect to the consequences to such Purchaser of the purchase, receipt or ownership of the Series A Preferred Shares, including the tax consequences under federal, state, local and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws. Such Purchaser acknowledges that none of the Issuer, its Subsidiaries, Affiliates, successors, beneficiaries, heirs, and assigns and its and their past and present directors, managers, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representation or warranties to such Purchaser regarding the consequences to such Purchaser of the purchase, receipt or ownership of the Series A Preferred Shares or the consequences of the transactions contemplated by this Agreement, including the tax consequences under federal, state, local and other tax laws of the United States or any other country and the possible effects of changes in such tax laws. Such Purchaser has had an opportunity to consult with independent legal counsel regarding his, her or its rights and obligations under this Agreement and such Purchaser fully understands the terms and conditions contained herein.

(j)            The office or offices of each Purchaser in which its principal place of business is identified in the address or addresses of such Purchaser set forth on Schedule I.

Section 3.6            Brokerage Fees. Such Purchaser is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any Group Party for a brokerage fee, finder’s fee or like payment in connection with the purchase of the Series A Preferred Shares.

Section 3.7            Litigation. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to such Purchaser’s knowledge, threatened in writing against such Purchaser which would reasonably be expected to result in a material adverse effect on such Purchaser’s ability to perform its obligations hereunder and the other Preferred Agreements to which it is a party.

Section 3.8            Disclaimer. Such Purchaser has not relied, is not relying and will not at any time rely on any communication (written or oral) of the Group Parties or any of their Affiliates or any of their respective directors, managers, officers, employees, agents, legal counsel, accountants, investment bankers, finders or other advisors or representatives of any of the foregoing (the “Issuer Parties”), as investment advice or as a recommendation to acquire the Series A Preferred Shares, it being understood that information and explanations related to the terms and conditions of the Series A Preferred Shares, the Preferred Agreements or any other document or information provided in connection with any of the foregoing shall not be considered investment advice or a recommendation to acquire the Series A Preferred Shares. Such Purchaser confirms that no Issuer Party has given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Series A Preferred Shares. In deciding to acquire the Series A Preferred Shares, such Purchaser has not relied, is not relying and will not at any time rely on the advice or recommendations of any Issuer Party and such Purchaser has made its own independent decision that the investment in the Series A Preferred Shares is suitable and appropriate for such Purchaser. Such Purchaser acknowledges that no Issuer Party has made, is making, or will make, and such Purchaser has not relied, is not relying, and will not at any time rely on, any representation or warranty whatsoever (express or implied) except as may be expressly set forth in the Preferred Agreements, and that to the extent any Issuer Party has made or purported to make any such representation or warranty they are all hereby disclaimed by the Issuer and waived by such Purchaser. Without limiting the generality of the foregoing, such Purchaser acknowledges that it, together with its advisors, has made its own investigation of the Group Parties, and has not relied, is not relying and will not at any time rely on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Group Parties contained in any information (written or oral) provided by any Issuer Party, except as expressly covered by a representation and warranty contained in ARTICLE II.

Section 3.9            Ownership of Issuer Securities. Such Purchaser, together with any of its subsidiaries or its affiliates, is the Economic Owner of such number of share of Common Stock of the Issuer and any other securities convertible or exchangeable into shares of Common Stock of the Issuer set forth opposite its name in Exhibit B and has no agreement, arrangement or understanding with any person to acquire Economic Ownership of such person’s shares of Common Stock of the Issuer (other than pursuant to the Preferred Agreements).

Section 3.10          Tax Status. Such Purchaser is a United States person as defined in Section 7701 of the Internal Revenue Code.

ARTICLE IV
CONDITIONS

Section 4.1            Conditions to the Several, and not Joint, Obligations of the Purchasers.

(a)            The purchase on each Closing Date of the Series A Preferred Shares by the Purchasers shall be subject to the satisfaction or waiver by the Purchasers of the following conditions:

(i)            The Purchasers shall have received, and the Issuer shall have delivered, at the Initial Closing, a customary officer’s certificate certifying that the conditions specified in Section 4.1(a)(ii) have been satisfied.

(ii)            (x) The representations and warranties set forth in ARTICLE II shall be true and correct in all material respects (provided that any such representations or warranties that are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as though such representations and warranties had been made on and as of the applicable Closing Date (except to the extent that such representation or warranty refers to an earlier date, then such representation or warranty shall be true and correct in all material respects as of such earlier date) and (y) the Issuer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by the Issuer on or prior to such applicable Closing Date.

(iii)            The Purchasers shall have received at the Initial Closing customary evidence of authority, good standing certificate (to the extent applicable) in the jurisdiction of organization of the Issuer and a solvency certificate, substantially in the form set forth in Exhibit C, from the chief financial officer, chief accounting officer or other officer of the Issuer (or, at the sole option and discretion of the Issuer, a third party opinion as to the solvency of the Issuer and its subsidiaries on a consolidated basis issued by a nationally recognized firm).

(iv)            The Purchasers shall have received at the Initial Closing an opinion addressed to the Purchasers from Latham & Watkins L LP, legal counsel to the Company, dated as of the Initial Closing.

(v)            On the date of this Agreement, the Purchasers (or their counsel) shall have received a counterpart of this Agreement (which may include a copy transmitted by facsimile or other electronic method).

(vi)            The Issuer shall have filed, prior to the Initial Closing, the Series A Certificate of Designation in the form of Exhibit A hereto with the Delaware Secretary.

(vii)            All fees and reasonable and documented out-of-pocket expenses of the Purchasers, to the extent invoiced at least three (3) Business Days prior to the date of the Initial Closing (except as otherwise reasonably agreed by the Issuer) and required to be paid in connection with the Initial Closing.

(viii)            The Issuer shall have paid the relevant Fees to the Purchasers of the Series A Preferred Shares in the respective percentages set forth in Schedule I hereto on the applicable Closing Date, which may, at the election of the Purchasers, be withheld from the applicable aggregate Purchase Price of the Series A Preferred Shares.

(ix)            Ben Kohn shall be the Chief Executive Officer of the Issuer as of the Initial Closing.

Section 4.2            Conditions to the Obligations of the Issuer.

(a)            The issue and sale on each Closing Date of the Series A Preferred Shares by the Issuer shall be subject to the receipt by the Issuer of a properly completed IRS Form W-9 (and any applicable successor form reasonably requested by the Issuer) from each Purchaser.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1            Further Assurances. The Parties will execute and deliver such customary documents and other customary papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

Section 5.2             Transfer Restrictions.

(a)            The shares of the Series A Preferred Shares may not be Transferred except pursuant to a Permitted Transfer. Any Holder wishing to complete a Permitted Transfer shall (i) notify the Issuer in writing reasonably in advance of such Transfer and (ii) provide, prior to and as a condition to such Transfer, such evidence to the Issuer as the Issuer may reasonably request to confirm that such transfer is a Permitted Transfer.

(b)            In the case of a Permitted Transfer, the Issuer will cooperate with such Holder (and any other applicable Holder) in connection with such Transfer and the Issuer will recognize and register on its books any such Transfer that is a Permitted Transfer. Any Transfer of Series A Preferred Shares other than in a Permitted Transfer made in compliance with the terms of this Agreement shall be null and void, ab initio, and of no effect.

(c)            At the request of a Holder in connection with a Permitted Transfer to “qualified institutional buyers” (within the meaning of Rule 144A of the Securities Act) or institutional accredited investor (as such term is defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D) without registration under the Securities Act, the Issuer will agree to, while the Series A Preferred Shares remain outstanding and constitute “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act), during any period in which the Issuer is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act and not exempt from reporting under Rule 12g3 2(b) under the Exchange Act, furnish to Holders and prospective purchasers of the Series A Preferred Shares designated by Holders (provided that they are not competitors (as determined in good faith by the Issuer) of the Issuer and its Subsidiaries), upon the request of such Holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)            Notwithstanding any other provisions of this Section 5.2, no Transfer of Series A Preferred Stock may be made unless: (i) in accordance with Rule 144 or Rule 144A; or (ii) in the opinion of counsel (who may be counsel for the Issuer ), reasonably satisfactory in form and substance to the Board of Directors and counsel for the Issuer (which opinion may be waived, in whole or in part, at the discretion of the Board of Directors), such Transfer would not require registration under applicable federal securities laws. Such opinion of counsel shall be delivered in writing to the Issuer prior to the date of the Transfer.

Section 5.3            Expenses. (a) The Issuer will reimburse the Holders on demand for all reasonable and documented out-of-pocket legal and tax advisory due diligence expenses, but limited in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Purchasers and if reasonably necessary, a single local counsel to the Purchasers in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions), incurred in connection with the preparation, execution and delivery of this Agreement and the Series A Certificate of Designation and any related documentation and (b) all reasonable and documented out-of-pocket expenses incur red by the Holders (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the enforcement of their respective rights in connection with this Agreement and the Series A Certificate of Designation and any related documentation or in connection with the redemption or repayment of the Series A Preferred Stock. Except to the extent required to be paid on a Closing Date, all amounts due under this Section 5.3 shall be payable by the Company within 30 days of receipt by the Company of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

Section 5.4            Confidentiality.

(a)            No Holder shall use at any time any Confidential Information, except in connection with its investment in the Issuer and as set forth herein. Each Holder shall also keep the Confidential Information confidential and shall not disclose it or cause or permit its Representatives to disclose it, except (i) as required by applicable law, regulation or legal process or in response to any inquiry from, or upon the request or demand of, a Governmental Authority having jurisdiction over such Holder, and only after compliance with Section 5.4(b) and (ii) that it may disclose the Confidential Information or portions thereof to those of its Representatives who need to know such information in connection with the investment by such Holder in the Issuer; provided that such Representatives (x) are informed of the confidential and proprietary nature of the Confidential Information and (y) have agreed to maintain the confidentiality of the Confidential Information in a manner consistent with the provisions of this Section 5.4. Each Holder shall be responsible for any breach of this Section 5.4 by its Representatives. Notwithstanding anything herein to the contrary, (A) each Holder and each Representative thereof may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax structure or tax strategies of, and the tax strategies relating to, the Issuer and the Transactions and all materials of any kind (including opinions and other tax analyses) that are provided to such Holder or Representative thereof relating to such tax treatment, tax structure, or tax strategies, (B) each Holder that is an investment fund may disclose Confidential Information (subject to confidentiality restrictions at least as restrictive as set forth herein) relating directly to its investment in the Issuer on a confidential basis to its and its Affiliates’ investors, limited partners so long as they are under similar confidential duties to such Holder, or prospective investors in connection with its ordinary course reporting and fundraising activities, (C) each Holder may disclose Confidential Information to other Holders or as required in any legal proceeding initiated by the Holder to enforce its rights under this Agreement, (D) each Holder may disclose Confidential Information (subject to confidentiality restrictions at least as restrictive as set forth herein)to any nationally recognized rating agency or investor of a Holder that requires access to information about a Holder’s investment portfolio in connection with ratings issued or investment decisions with respect to such Holder and (E) each Holder may disclose Confidential Information to prospective purchasers (subject to confidentiality restrictions at least as restrictive as set forth herein)in connection with a Permitted Transfer. The provisions of this Section 5.4 shall apply to all Holders for so long as such Person holds any Series A Preferred Shares.

(b)            If any Holder or Representative thereof becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Holder or Representative thereof shall provide the Issuer with prompt and, if possible, prior written notice of such requirement to disclose such Confidential Information, to the extent such notice is legally permissible. Upon receipt of such notice, the Issuer may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, such Holder and its Representatives shall disclose only that portion of the Confidential Information which is legally required to be disclosed (as determined in good faith by counsel to such Holder) and shall take all reasonable steps to preserve the confidentiality of the Confidential Information. In addition, neither such Holder or its Representatives shall oppose any action (and such Holder and its Representatives shall, if and to the extent requested by the Issuer and legally permissible to do so, cooperate with and assist the Issuer, at the Issuer’s expense and on a reasonable basis, in any reasonable action) by the Issuer to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Confidential Information.

Section 5.5            Indemnification by the Issuer. The Issuer agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties” and with the Purchasers, each, an “Indemnitee”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Issuer contained herein (collectively, “Indemnified Liabilities”), provided, that the Issuer shall have no obligation to any Indemnitee hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) claims brought by an Indemnitee solely against another Indemnitee and not arising out of any act or omission of the Issuer; provided also that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties; and provided further, that no Purchaser Related Party shall be entitled to recover special, indirect, incidental, consequential (including lost profits or diminution in value) or punitive damages. Notwithstanding anything to the contrary, indirect, incidental and consequential damages shall not be deemed to include diminution in value of the Purchased Units to the extent resulting from, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Issuer contained herein, which is specifically included in damages covered by the Purchaser Related Parties’ indemnification.

Section 5.6            Ownership of Issuer Securities. Upon reasonable request from the Issuer, each Purchaser, together with any of its Subsidiaries or its Affiliates, shall promptly notify the Issuer in writing of its aggregate beneficial ownership of shares of Common Stock and any other securities convertible or exchangeable into shares of Common Stock (a “Beneficial Ownership Notice”), which the Issuer may rely upon for purposes of the payment of any amounts in shares of Common Stock pursuant to the terms of the Series A Certificate of Designation. To the extent any such Purchaser does not promptly (and in no event later than two Business Days after any such request) provide a Beneficial Ownership Notice, the Issuer may rely on the most recent Beneficial Ownership Notice received from such Purchaser for purposes of any such payment of shares of Common Stock (or, to the extent no prior Beneficial Ownership Notice has been provided, the information set forth in Exhibit B).

Section 5.7             Tax Matters.

(a)            The Parties shall cooperate in good faith to agree on the proper treatment of the Series A Preferred Shares and any payments (or deemed payments) with respect thereto for U.S. federal income Tax purposes and shall file all Tax returns consistent with such agreed treatment. Unless otherwise required by a final determination by the Internal Revenue Service or a change in applicable law after the date hereof, each of the Parties shall not take, and the Issuer shall cause any paying agent or other agent of the Issuer not to take, any position on any Tax return or other Tax filing or proceeding that is inconsistent with such agreed treatment.

ARTICLE VI
MISCELLANEOUS

Section 6.1            Survival; Damages.

(a)            All representations and warranties made by the Issuer and the Purchasers contained in this Agreement, or made by or on behalf of them, respectively, pursuant to this Agreement, and all covenants of the Issuer and the Purchasers in this Agreement, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until such time when either (i) the Series A Preferred Shares are no longer outstanding or (ii) the Purchasers no longer hold any Series A Preferred Shares. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants made herein to be performed at or prior to any Closing shall terminate upon such Closing and all other covenants shall survive such Closing according to their respective terms. The aggregate amount of all damages for which the Issuer shall be liable for any breach of this Agreement shall not exceed the aggregate price paid for the Preferred Shares.

(b)            To the fullest extent permitted by applicable Law, no Party shall assert, and each hereby waive, any claim against any other Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Preferred Agreement or any agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby or thereby.

Section 6.2            Entire Agreement; Parties in Interest. The Preferred Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except for the provisions of Section 6.3, which will be enforceable by the beneficiaries contemplated thereby.

Section 6.3            No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a Party against, and any proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by such Party against, another Party or, if applicable, such other Party’s Affiliated Transferees that become party to this Agreement, and no current, former or future Affiliates of a Party or any Affiliated Transferee (except for any Affiliated Transferees in their capacity as such), or any of the foregoing Persons’ respective Representatives (collectively, the “Related Parties”) will have any liability for any liabilities of such Party for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the purchase of the Series A Preferred Shares hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event will a Party or any of its Affiliates or Representatives, and each Party agrees not to and to cause its Affiliates and Representatives not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages in connection therewith from, any Related Party.

Section 6.4            Governing Law. This Agreement and all questions relating to the interpretation or enforcement of this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware.

Section 6.5            Jurisdiction. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER PREFERRED AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS Section 6.5. EACH PARTY HERETO AGREES THAT THE HOLDERS OF THE SERIES A PREFERRED SHARES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 6.6            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER PREFERRED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER PREFERRED AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.6.

Section 6.7            Remedies.

(a)            Each Party hereby acknowledges and agrees that the subject matter of this Agreement and the Series A Certificate of Designation is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement and/or the Series A Certificate of Designation are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and/or the Series A Certificate of Designation and to enforce specifically the terms and provisions of hereof and thereof in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and waive any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

(b)            All remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy.

Section 6.8            Notice.

(a)            Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and delivered by (i) email or (ii) registered mail via a national courier service to the following email address or physical address, as applicable:

If to the Issuer:

PLBY Group, Inc.

10960 Wilshire Boulevard, Suite 2200

Los Angeles, California 90024

Attn: Chris Riley

Email: criley@plbygroup.com

With a copy to:

Latham & Watkins, LLP

1271 Avenue of Americas

New York, NY 10020

Attention: Jason Silvera and Peter Sluka

E-mail:    jason.silvera@lw.com; and
peter.sluka@lw.com

If to the Purchasers:

Drawbridge DSO Securities LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, NY, 10105

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Facsimile:	(310) 552-5900
Attention:	Tim Cruickshank Thomas Dobleman H. Thomas Felix

(b)            Notice or other communication pursuant to Section 6.8(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m., New York City time, or overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m., New York City time, on the next Business Day. Any Party may specify a different address, by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.

Section 6.9            Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, a Holder Majority and the Issuer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No knowledge, investigation or inquiry, or failure or delay by the Issuer or any Purchaser in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

Section 6.10          Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

Section 6.11          Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted assigns and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties, except that each Purchaser may, without the consent of the Issuer, assign all or a portion of their rights, interests and obligations hereunder to one or more Persons who are an Affiliated Transferee; provided, that such Affiliated Transferee enters into a joinder to this Agreement and that any such assignment to an Affiliated Transferee will not relieve any Purchaser of any of its funding obligations hereunder on any applicable Closing Date. In the event of an assignment to an Affiliated Transferee, such Affiliated Transferee shall become a party to this Agreement by execution of a joinder hereto in form and substance reasonably acceptable to the Issuer. Any assignment or transfer in violation of this Section 6.11 shall be null and void.

Section 6.12          Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties; provided, however, that in no event shall this Agreement be enforced without giving effect to Section 6.3. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 6.13          Certain Issuer Acknowledgements. The Issuer acknowledges on its behalf and on behalf of its Subsidiaries that:

(a)            Certain of the Purchasers and their respective Affiliates may be full service securities or investment firms engaged, either directly or through their respective Affiliates, in various activities, including securities trading, commodities trading, investment management, investment banking, financial advisory, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of such activities, such Purchaser and its Affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Issuer and other Subsidiaries of the Issuer for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and financial instruments. Each Purchaser or its Affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Issuer or other Subsidiaries of the Issuer or engage in commodities trading with any thereof.

(b)            The Purchasers and their respective Affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Issuer and its Subsidiaries. Each Purchaser is and will act under this Agreement as an independent contractor. Nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of the Purchasers to the Issuer, any of its Subsidiaries or any Affiliate or equity holder thereof. The transactions contemplated by this Agreement are arm’s-length commercial transactions between the Purchasers, on the one hand, and the Issuer on the other hand. In connection with the Transactions and with the process leading to the Transactions each Purchaser is acting solely as a principal and not as agent or fiduciary of the Issuer or any of its Subsidiaries or member of management, equity holders or creditors thereof or any other Person. The Purchasers have not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Issuer or any of its Subsidiaries with respect to the Transactions or the process leading thereto (irrespective of whether any of the Purchasers or any of their respective Affiliates has advised or is currently advising the Issuer or any of its Affiliates or equity holders on other matters), except for the obligations expressly set forth in this Agreement or other applicable Preferred Agreement. Each of the Purchasers and the Issuer has consulted its own legal, tax, accounting, regulatory and financial advisors to the extent it has deemed appropriate. The Issuer is responsible for making its own independent judgment with respect to the Transactions and the process leading thereto.

Section 6.14          USA PATRIOT Act. The Purchasers hereby notify the Issuer that, pursuant to the requirements of the USA PATRIOT Act, the Purchasers may be required to obtain, verify and record information that identifies the Issuer, including its name, address and other information that will allow the Purchasers to identify, the Issuer in accordance with the USA PATRIOT Act.

Section 6.15         Rights of Third Parties. Except as expressly stated in this Agreement, including Related Parties, who are express third party beneficiaries of the provisions of Section 6.3, this Agreement does not confer any rights on any person other than the Parties.

ARTICLE VII
DEFINITIONS

Section 7.1            Certain Definitions. The following words and phrases have the meanings specified in this Section 7.1:

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Issuer or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Issuer or any of its Subsidiaries, threatened against or affecting the Issuer or any of its Subsidiaries or any property of the Issuer or any of its Subsidiaries.

“Affiliate” means, with respect to respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto. For the avoidance of doubt, none of the Holders shall be deemed to be an Affiliate of the Issuer or any of its Subsidiaries.

“Affiliated Transferee” means, as to a Purchaser, a Person that is (a) a wholly-owned Affiliate of such Purchaser, including another Purchaser, or (b) any investment funds, entities or accounts managed or controlled by such Purchaser or a wholly-owned Affiliate of such Purchaser.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Issuer and its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws applicable to the Issuer and its Subsidiaries relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Section 412 of the IRC or Section 302 of ERISA and in respect of which a the Issuer or any ERISA Affiliate is, or within the immediately preceding five(5) years was an “employer” as defined in Section 3(5) of ERISA.

“Blocked Person” means a Person designated by the U.S. government on the OFAC Lists.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Closing Date” means the date of any Closing.

“Commitment Fee” means a cash fee equal to 1.00% of $50,000,000.00, due and payable at the Initial Closing.

“Confidential Information” means oral and written information concerning the Issuer or any of its Subsidiaries or Affiliates or their respective businesses or operations furnished to any Holder or its Representatives by or on behalf of the Issuer or any of its Subsidiaries, Affiliates or Representatives (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof) or any other Person known, after reasonable investigation, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, that the term “Confidential Information” does not include any information which (i) at the time of disclosure is or thereafter becomes generally available to the public (other than as a result of a disclosure directly or indirectly by such Holder or its Representatives in violation of Section 5.4); (ii) is or becomes available to such Holder on a non-confidential basis from a source other than the Issuer or any of its respective Subsidiaries, Affiliates or Representatives, provided that such source was not known by such Holder, after reasonable investigation, to be prohibited from disclosing such information to such Holder by a legal, contractual or fiduciary obligation; or (iii) with respect to any Holder that is not an individual, the identity of the Issuer or any of its Subsidiaries or Affiliates or the amount invested by such Person the Issuer or any of its Subsidiaries or Affiliates.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Australia, England and Wales or any other applicable jurisdictions from time to time in effect.

“Delayed Draw Period” means the date that is six months after the date of the Initial Closing.

“Draw Fee” means a cash fee equal to 2.00% of the aggregate Purchase Price of the number of Series A Preferred Shares to be purchased at any Closing, due and payable at such Closing.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was, within the preceding six years, sponsored, maintained or contributed to by, or required to be contributed by, the Issuer or any of its Subsidiaries or, solely with respect to any such plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Internal Revenue Code, any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Issuer or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) for purposes relating to Section 412 of the Internal Revenue Code only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Issuer or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Issuer or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Issuer or such Subsidiary and with respect to liabilities arising after such period for which the Issuer or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or to make any required contribution to a Multiemployer Plan; (iii) the filing by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefor, a determination that a Multiemployer Plan is in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or the receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (x) the imposition of a Lien upon the assets of the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA with respect to any Pension Plan or a violation of Section 436 of the Internal Revenue Code; or (xi) the occurrence of any Foreign Plan Event.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Executive Officer” means, as to any Person, any individual holding the position of chief executive officer, chief financial officer, chief operating officer, chief compliance officer, chief legal officer of such Person or any other executive officer of such Person having substantially the same authority and responsibility as any of the foregoing.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Group Party.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“Fees” means, as applicable, each Draw Fee and the Commitment Fee.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or required to be maintained or contributed to by, the Issuer or any of its Subsidiaries primarily for the benefit of their respective employees residing outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure by the Issuer or its Subsidiaries to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt by the Issuer or its Subsidiaries of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Issuer or any of its Subsidiaries under applicable law due to the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Issuer or any of its Subsidiaries, or the imposition on the Issuer or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“GAAP” has the meaning set forth in the Series A Certificate of Designation.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization (including the National Association of Insurance Commissioners), in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Official” includes, but is not limited to, any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses, as well as departments or agencies of public international organizations. This term includes, but is not limited to, all employees, agents, and instrumentalities of state-owned or state-controlled entities or businesses, including hospitals, laboratories, universities, and other research institutions. The term Governmental Official also applies to individuals who are members of political parties or hold positions in political parties.

“Group Parties” means the Issuer and each of its Subsidiaries, each being a “Group Party.”

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Holder” has the meaning given in the Series A Certificate of Designation.

“Holder Majority” has the meaning given in the Series A Certificate of Designation.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Law” means collectively, all international, supranational, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of the Issuer and its Subsidiaries taken as a whole; or (ii) the ability of the Issuer to fully and timely perform its obligations under the Preferred Documents.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders of the United States.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, certificate of registration, constitution, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, or equivalent document, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Liens” has the meaning set forth under the Senior Credit Agreement.

“Permitted Transfer” of Series A Preferred Shares means:

(i)             a Transfer of Series A Preferred Shares by a Holder to the Issuer or any of its Subsidiaries; or

(ii)            a Transfer of Series A Preferred Shares by a Holder to (a) its Affiliates (including accounts or funds managed or advised by such Holder or its Affiliates), (b) other persons with the consent of the Issuer (such consent not to be unreasonably withheld) or (c) for so long as a Default pursuant to the Series A Certificate of Designation or Credit Agreement has occurred and is continuing, to other persons without the consent of the Issuer, provided that, in each case, such transfer is made in compliance with all applicable securities laws.

Notwithstanding the foregoing, a transfer shall not be treated as a Permitted Transfer unless the applicable transferee satisfies its obligation to deliver a Form W-9 to the Issuer.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Agreements” means this Agreement and the Series A Certificate of Designation.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Group Party in any real property.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Representatives” means, with respect to any Person, such Person’s officers, directors, partners, limited partners, investors, lenders, rating agencies, managed accounts, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives.

“Responsible Officer” of any Person means any executive officer, president, Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Credit Agreement” shall have the meaning given in the Series A Certificate of Designation.

“Series A Certificate of Designation” means that certain Certificate of Designation of Series A Preferred Shares of the Issuer.

“Solvent” means that as of the date of determination, (i) the sum of the debt (including contingent liabilities) of the Issuer and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Issuer and its Subsidiaries, taken as a whole; (ii) the capital of the Issuer and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Issuer and its Subsidiaries, taken as a whole, contemplated as of the date of this Agreement; and (iii) the Issuer and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stated Value” shall have the meaning given in the Series A Certificate of Designation.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Issuer.

“Tax” means any present or future tax, goods and services tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) (together with interest, penalties and other additions thereto) imposed by any Governmental Authority having the power to tax.

“Transaction” means the issuance of the Series A Preferred Shares, the consummation of the other transactions contemplated by the Preferred Agreements and payment of fees and expenses in connection therewith.

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Series A Preferred Shares to any Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. Notwithstanding the foregoing, a bona fide direct or indirect transfer of an interest in an investment partnership or other investment fund that was not established just to hold Series A Preferred Shares shall not be deemed a Transfer hereunder. The words “Transferred”, “Transferor” and “Transferee” shall have correlative meanings.

“U.S.” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

Section 7.2            Other Terms. The following term shall have the meanings specified in the indicated Section of this Agreement.

“Agreement”	Preamble
“Closing”	Section 1.2
“Common Stock”	Section 2.1
“Delaware Secretary”	Section 2.1
“Delayed Draw Notice”	Preliminary Statements
“ERISA Plan”	Section 3.5(f)
“Initial Closing”	Preliminary Statements
“Initial Draw Notice”	Preliminary Statements
“Initial Purchase”	Preliminary Statements
“Issuer”	Preamble
“Issuer Parties”	Section 3.8
“Parties”	Preamble
“Purchase Price”	Section 1.1(a)
“Purchasers”	Preamble
“Related Parties”	Section 6.3
“Rule 144”	Section 3.5(d)
“Series A Preferred Shares”	Preliminary Statements
“Similar Law Plan”	Section 3.5(f)
“Subsequent Closing”	Preliminary Statements
“Subsequent Commitment”	Preliminary Statements
“Subsequent Purchase”	Preliminary Statements

Section 7.3            Construction. Unless the context otherwise requires or otherwise specified herein:

(a)            the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;

(b)            the term “including” is by way of example and not limitation;

(c)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(d)            the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(e)            section headings herein are included for convenience of reference only.

(f)            the word “or” is not exclusive;

(g)            the word “will” shall be interpreted to express a command;

(h)            provisions apply to successive events and transactions;

(i)             unless the context otherwise requires, references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)            any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time;

(k)            references to a Person also include its permitted assigns and successors;

(l)            unless the context otherwise requires, any reference to an “Article,” “Section”, “clause”, “Exhibit” or “Schedule” in this Agreement refers to an Article, Section, clause, Exhibit or Schedule, as the case may be, of this Agreement;

(m)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not any particular Article, Section, clause or other subdivision;

(n)            all references to $, currency, monetary values and dollars set forth herein mean U.S. dollars;

(o)            words used herein implying any gender shall apply to both genders;

(p)            a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered;

(q)            when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest, dividends, premium or fees, as the case may be; and

(r)            the Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be used to interpret this Agreement and (c) the provisions of this Agreement will be construed without regard to which Party was generally responsible for the preparation of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Series A Securities Purchase Agreement as of the date and year first written above.

IssueR:	PLBY GROUP, INC.

	By:	/s/ Bernhard L. Kohn III
Name: Bernhard L. Kohn III
Title: Chief Executive Officer

Signature Page to Series A Securities Purchase Agreement

PURCHASERS:	For and on behalf of:

DRAWBRIDGE DSO SECURITIES LLC

	By:	/s/ Radhika Hulyalkar
Name: Radhika Hulyalkar
Title: Deputy Chief Financial Officer

Signature Page to Series A Securities Purchase Agreement

Schedule I

LIST OF PURCHASERS

Name	Purchase Percentage
Drawbridge DSO Securities LLC	100%

I-1

Exhibit A

SERIES A CERTIFICATE OF DESIGNATION

[See Attached.]

Exhibit B

OWNERSHIP OF ISSUER SECURITIES

Name	Shares of Common Stock beneficially owned
Drawbridge DSO Securities LLC	1,817,620

Exhibit C

SOLVENCY CERTIFICATE